Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting and dated March 16, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision discussed in Note 27 as to which the date is February 29, 2012, relating to the consolidated financial statements, which appear in CIT Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 9, 2012